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                                  EXHIBIT 10.36

                                       TO

                                 GARGOYLES, INC.

                                    FORM S-1

"[*]" = confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.


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                                 AMENDMENT NO. 1

         THIS AMENDMENT NO. 1 (the "Amendment"), dated as of 11-3-95, 1995 is made and entered into by and between Dale Earnhardt, an individual, ("Earnhardt") and Gargoyles, Inc., a Washington corporation, ("Gargoyles").

                                    RECITALS

         A. On or about July 13, 1994, Earnhardt and Gargoyles entered into an agreement (the "Original Agreement") under which Earnhardt endorsed and promoted certain Gargoyles' sunglasses as described therein.

         B. The term of the Original Agreement expires on July 31, 1995. Earnhardt and Gargoyles want to extend the term of the Original Agreement to July 31, 1996.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and covenants contained herein, and other valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Earnhardt and Gargoyles agree as follows:

1.       EXTENSION

         The expiration date of the term of the Original Agreement is hereby extended from July 31,1995 to July 31, 1996.

2.       TERMS OF THE EXTENSION

         The terms and conditions set forth in the Original Agreement for the initial term shall also apply to the August 1, 1995 through July 31, 1996 period, except that the initial [*] installment of the [*] guarantee against royalties under Section 6 of the Original Agreement for the August 1, 1995 through July 31, 1996 period shall be made by Gargoyles to Earnhardt on or before August 1, 1995 and the subsequent installments shall be made on the first day of each quarter thereafter.

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[*] Confidential Treatment Requested


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3.       SURVIVAL

         The terms and conditions of the Original Agreement, as amended in this Amendment, remain in full force and effect.

         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the date and year first above written.

                                             Gargoyles, Inc.

         /s/ Dale Earnhardt                  By /s/ Douglas B. Hauff
         ------------------                     --------------------------------
         Dale Earnhardt                             Douglas B. Hauff, President


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                                    AGREEMENT

         THIS AGREEMENT ("Agreement"), dated as of 7-13-, 1994 is made and entered into by and between Dale Earnhardt, an individual (Earnhardt) and Gargoyles, Inc., a Washington corporation ("Gargoyles").

                                    RECITALS

         WHEREAS, Gargoyles wishes to obtain the exclusive services of Earnhardt for marketing of sunglasses; and

         WHEREAS, Earnhardt wishes to assist Gargoyles in the marketing of its products;

         NOW, THEREFORE, in consideration of the premises and covenants contained herein, and other valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows;

1.       TERRITORY

         This Agreement shall cover the marketing, sales and distribution of the products which are the subject of this Agreement worldwide.

2.       TERM

         This Agreement shall commence upon execution and expire July 31st, 1995.

3.       REPRODUCTION AND DISTRIBUTION APPROVAL OF ADVERTISING

         Gargoyles shall produce advertising materials using Earnhardt and the glasses developed under this Agreement. Prior to commercial production and distribution of any such advertising materials (defined as printads, posters, counter cards, catalogs, and promotional material) Gargoyles shall submit to Earnhardt for his review and written approval each piece of advertising material containing his image and/or name.

4.       DALE EARNHARDT GLASSES

         Gargoyles will create two special Dale Earnhardt glasses for sale at retail. The first glass will be a customized Premier Gargoyle and the second glass will be a special Dale Earnhardt Gold Medalist. Earnhardt will have final approval on any glass developed.


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5.       ROYALTY PAYMENT

         Gargoyles agrees to pay to Earnhardt royalty payments in an amount equal to [*] of the net wholesale selling price of all Dale Earnhardt glasses sold. Gargoyles, in its sole discretion, shall set the price for the Dale Earnhardt glasses sold. The parties acknowledge that a substantial quantity of the glasses (not to exceed [*] of total production) will be given away at no charge to customers as samples, for promotional and display purposes and salesman samples. No royalties shall be payable on such promotional glasses. Gargoyles shall begin paying royalties no later than 60 days after approval of the Dale Earnhardt glasses by Earnhardt.

6.       GUARANTEE TO EARNHARDT

         Gargoyles agrees that Earnhardt will be paid a minimum of [*]. Payments shall be made quarterly as follows:

                    [*] upon execution of the Agreement
                    [*] beginning the second quarter
                    [*] beginning the third quarter
                    [*] beginning the fourth quarter

         Agreement to commence no later than July 30, 1994.

7.       PAYMENTS OF ROYALTIES AND ACCOUNTING

         (a) Gargoyles agrees to furnish Earnhardt no later than the fifteenth
(15th) day of each month a full and accurate statement showing by glass the quantities, net billings and the royalty rate of glasses invoiced during the preceding month for all Products covered by this Agreement. Gargoyles shall pay to Earnhardt the Royalty Payments shown as due and owning on such statement within ten days of the issuance of each such statement.

         (b) Any Royalty Payments received more than ten days after the due date (the 15th day of each month) shall bear interest at the lesser of (i) [*] ([*]) per annum, or (ii) the highest rate permitted by law.

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[*] Confidential Treatment Requested

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8.       PERSONAL APPEARANCES

         (a) Earnhardt shall be available for a photographic session session time and location upon mutual agreement of both parties as may be reasonably necessary to produce advertising material acceptable to Gargoyles. The photographic session for the purposes of obtaining photographs to be utilized in the promotion of the Products which are the subject of this Agreement. No pictures or images of Earnhardt shall be used unless approved by Earnhardt, such decision to be made within ten business days after they are submitted to Earnhardt for approval. Gargoyles acknowledges that such photographs or images of Earnhardt may only be utilized for the purposes outlined herein and during the term of this Agreement.

9.       PROMOTIONAL EFFORTS OF EARNHARDT

         Throughout the term of this Agreement, Earnhardt agrees that he shall exert his best efforts to promote and publicize the eyewear products which are the subject of this Agreement; that he shall never disparage or criticize said products; that he shall wear Gargoyles eyewear products at all times when it is convenient and appropriate for him to do so; and that he shall not publicly wear any eyewear products that have not been manufactured by Gargoyles. In addition, Earnhardt will use his best efforts to use Gargoyles products in his advertising and commercials where such eyewear products are appropriate.

10.      PERSONAL GLASSES FOR EARNHARDT

         Gargoyles will make available to Earnhardt at no charge a reasonable number of glasses for his personal use during the term of this Agreement.

11.      PRESS RELEASE

         The parties agree that upon signing of this Agreement, Gargoyles will issue a press release announcing Gargoyles and Earnhardt's new relationship. Gargoyles will provide Earnhardt the press release for review and approval before it is issued.

12.      REMEDIES UPON AN EVENT OF DEFAULT

         Upon the occurrence of any default by either party and at any time thereafter, both parties, in their discretion, do any one or more of the following: (a) terminate this Agreement, at which time neither party shall have any further obligation, both in terms of payments or performance, whatsoever under this Agreement or (b) exercise any other right or remedy available to it under applicable law, including, without limitation, the right to recover damages for breach hereof.

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13.      RIGHT OF FIRST APPROVAL

         Sixty days prior to the termination of this contract, Earnhardt and Gargoyles shall begin discussions for an option year to begin August 1st, 1995. In the event Earnhardt and Gargoyles cannot come to a mutually agreeable contract, Earnhardt will be free to negotiate with other sunglass manufacturers. However, Gargoyles shall retain the right to match any offer given to Earnhardt for a period of one year after the termination of this Agreement.

14.      NOTICES

         All notices required or permitted hereunder shall be deemed effective upon receipt and shall be given in writing and personally delivered or sent by registered or certified mail, postage prepaid, to the following addresses or at such other places as either party shall designate in writing:

         If to Earnhardt            Dale Earnhardt Inc. c/o Don Hawk
                                    Rt 10 Box 595 B
                                    Mooresville, N.C. 28115

         If to Gargoyles            5866 South 194th
                                    Kent, Wa   98032
                                    Attn:  Doug Hauff

15.      ENTIRE AGREEMENT

         This Agreement contains the entire Agreement between the parties with respect to the subject matter hereof and shall supersede all prior understandings, agreements or arrangements, oral or written, between the parties.

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         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date and year first above written.

         DATED this 7-13 day of 7-13 1994.

                                              by /s/ Dale Earnhardt
                                                 ------------------------
                                                 Dale Earnhardt

                                              GARGOYLES, INC.

                                              by /s/ Douglas B. Hauff
                                                 ------------------------
                                                 Douglas B. Hauff, President

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